Exhibit 99.1

THUNDER POWER HOLDINGS, INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

(Last Revised: July 29, 2024)

I.	PURPOSE

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Thunder Power Holdings, Inc. (the “Company”) to assist the Board in its oversight of (i) the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, and the Company’s accounting and financial reporting processes, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, engagement and independence of the Company’s registered public accounting firm, (iv) the performance of the registered public accounting firm, (v) the performance of the Company’s internal audit and accounting functions (as applicable), (vi) the Company’s internal control over financial reporting and disclosure controls and procedures, (vii) the Company’s processes relating to the evaluation of enterprise risk issues and risk management, and (viii) the fulfillment of other responsibilities set forth herein. The Committee shall also prepare the report of the Committee required by the rules of the United States Securities and Exchange Commission (the “SEC”) to be included in the Company’s Annual Report on Form 10-K (“Annual Report”) or proxy statement for its annual meeting of stockholders (“Proxy Statement”) relating to the election of directors.

As used in this Audit Committee Charter (the “Charter”), the term “registered public accounting firm” shall mean the public accounting firm registered with the Public Company Accounting Oversight Board (the “PCAOB”) under Section 102 of the Sarbanes-Oxley Act of 2002 that performs the independent auditing function for the Company.

Although the Committee has the authority and responsibilities set forth in this Charter, the role of the Committee is one of oversight. It is not the duty of the Committee to conduct audits or to determine whether the Company’s financial statements and disclosures are complete, accurate and in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations. The foregoing are the responsibilities of Company management, and are subject to audit by the Company’s registered public accounting firm.

II.	COMMITTEE MEMBERSHIP

The Committee shall consist of not less than three members of the Board appointed by resolution of the Board. Except as otherwise directed by the Board, a director appointed to serve as a member of the Committee will continue to serve in such capacity for as long as he or she remains a director or until his or her earlier resignation or removal from the Committee. The Committee’s chairperson (the “Chairperson”) shall be designated by the Board or, if the Board does not do so, the members of the Committee shall elect a Chairperson by vote of a majority of the Committee.

All members of the Committee shall satisfy the independence and composition requirements under the listing standards and other applicable rules of the Nasdaq Stock Market (“Nasdaq”), or such other stock market on which the Company’s securities may be listed from time to time, the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Each member of the Committee must be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee, and each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one of the Committee’s members must satisfy Nasdaq’s financial sophistication requirements, and at least one member of the Committee shall qualify as an “audit committee financial expert” as such term is defined by SEC rules. No member of the Committee can have participated in the preparation of the Company’s or any of its subsidiaries’ financial statements at any time during the past three years.

III.	MEETINGS AND PROCEDURES

The Committee shall meet no less than four times per year (at least on a quarterly basis, prior to the filing of the Company’s Quarterly Report on Form 10-Q (the “Quarterly Report”) and prior to the filing of the Annual Report with the SEC), or more frequently as circumstances may require. The Committee will meet at the written request (which may be by electronic mail) of its Chairperson, a majority of the members of the Committee, or a majority of the members of the Board. The Chairperson of the Committee shall preside at meetings of the Committee and shall have authority to set agendas for meetings, and determine the Committee’s information needs, except as otherwise provided by the Board or the Committee. In the absence of the Chairperson at a duly convened meeting, the Committee shall select a temporary substitute from among its members to serve as chair of the meeting.

The Committee may request that members of management, representatives of the registered public accounting firm, internal auditors, independent advisers and consultants, and others attend meetings and provide pertinent information, as necessary. In order to foster open communications, the Committee shall meet at such times as it deems appropriate or as otherwise required by applicable law, rules or regulations in separate executive sessions to discuss any matters that the Committee believes should be discussed privately.

Notice of meetings shall be given to all Committee members or may be waived, in the same manner as required for meetings of the Board. Meetings of the Committee may be in person, or by telephone or video conference or similar communications equipment by means of which all participants can hear and communicate with each other at the same time. Each member of the Committee shall have one vote. A majority of the members of the Committee, or a duly appointed subcommittee thereof, shall constitute a quorum for a meeting, and the affirmative vote of a majority of members present at a meeting at which a quorum is present shall constitute the action of the Committee. The Committee may also act by unanimous written consent in lieu of a meeting. The Committee shall otherwise establish its own rules of procedure.

The agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. The Committee shall keep regular minutes and such other records of its meetings as it deems appropriate. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee, and then filed with the records of the Committee and the Board.

IV.	AUTHORITY AND RESPONSIBILITIES

The operation of the Committee will be subject to the provisions of the amended and restated Bylaws (as may be amended, restated, supplemented and otherwise modified from time to time, the “Bylaws”) of the Company, as in effect from time to time, and to Section 141 of the Delaware General Corporation Law. Subject to the foregoing, the Committee shall have the following authorities and responsibilities.

A.	General Matters

1.	The Committee shall have the authority to conduct or authorize investigations into any matter, including, but not limited to, complaints relating to accounting, disclosure controls and procedures, internal control over financial reporting, or auditing matters, within the scope of the responsibilities delegated to the Committee as it deems appropriate, including the authority to request any officer, employee or adviser of the Company to meet with the Committee or any advisers engaged by the Committee.

2.	The Committee, in its capacity as a committee of the Board, shall be directly responsible for the appointment, compensation, retention (including termination) and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Any such registered public accounting firm shall report directly to and be accountable to the Committee.

3.	To the extent required by applicable law, rules and regulations, the Committee shall pre-approve all audit, audit-related and non-audit services (including the fees and terms thereof) permitted to be provided to the Company by the registered public accounting firm, subject to any de minimis exceptions for permitted non-audit services, described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Committee prior to the completion of the audit.

4.	The Committee shall have the authority to engage independent counsel and other advisers as it deems necessary or appropriate to fulfill its duties. The Company shall provide appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any independent counsel or other advisers employed by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

5.	The Committee, by vote of a majority of the members of the Committee, may form subcommittees consisting of one or more members of the Committee and delegate to such subcommittees the authority to perform specific functions, including without limitation pre-approval of audit, audit-related and non-audit services, as it deems appropriate from time to time under the circumstances, to the extent permitted by applicable law, rules and regulations; provided, that any decision of a subcommittee to pre-approve any audit, review, attestation and non-audit services shall be presented to the full Committee at its next scheduled meeting.

B.	Oversight of the Company’s Relationship with its Independent Auditors

With respect to any registered public accounting firm that proposes to perform audit services for the Company, the Committee shall:

1.	Oversee the independence of the registered public accounting firm and, on an annual basis, review and discuss all relationships the registered public accounting firm has with the Company in order to consider and evaluate the registered public accounting firm’s continued independence. In connection with its review and discussions, the Committee shall: (i) require that the registered public accounting firm submits to the Committee a formal written statement (consistent with the independence standards as then in effect) delineating all relationships and services that may impact the objectivity and independence of the registered public accounting firm; (ii) discuss with the registered public accounting firm any disclosed relationship, services or fees (audit, audit-related and non-audit) that may impact the objectivity and independence of the registered public accounting firm; (iii) review the registered public accounting firm’s statement of the fees billed for audit, audit related and non-audit services, which statement shall specifically identify those fees required to be disclosed in the Company’s Proxy Statement; (iv) satisfy itself as to the registered public accounting firm’s independence; and (v) obtain and review a report by the registered public accounting firm describing its internal quality control procedures and any material issues raised by the most recent internal quality review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years and any steps taken by the firm to address such issues.

2.	Ensure the rotation of the lead (or coordinating) audit partner and other significant audit partners as required by applicable law, rules and regulations.

3.	Establish clear hiring policies for employees or former employees of the registered public accounting firm proposed to be hired by the Company in accordance with SEC regulations and Nasdaq (or other applicable stock exchange) listing standards. In addition, on an annual basis, confirm that the registered public accounting firm is not disqualified from performing any audit service for the Company due to the fact that any of the Company’s Chief Executive Officer, Chief Financial Officer, Controller, Chief Accounting Officer (or a person serving in an equivalent position) was employed by that registered public accounting firm and participated in any capacity in the audit of the Company during the one-year period preceding the date that audit procedures commenced for the fiscal period that included the date of initial employment of such person by the Company.

4.	Establish on an annual basis the scope and plan of the work to be performed by the registered public accounting firm as part of the audit for the fiscal year.

5.	Review all communications provided to the Committee by the registered public accounting firm in accordance with PCAOB Auditing Standard No. 1301 including, without limitation, the auditors’ evaluation of the quality of the Company’s financial reporting, information relating to significant unusual transactions and the business rationale for such transactions and the auditors’ evaluation of the Company’s ability to continue as a going concern.

C.	Financial Statements and Disclosure Matters

With respect to the Company’s financial statements and other disclosure matters, the Committee shall:

1.	Review and discuss with management and the registered public accounting firm the Company’s quarterly financial statements and disclosures within Management’s Discussion and Analysis of Financial Condition and Results of Operation included in the Company’s Quarterly Report.

2.	Review and discuss with management and the registered public accounting firm the Company’s annual audited financial statements, the report of the registered public accounting firm thereon, including critical audit matters described in the report, and disclosures within Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report, and recommend to the Board whether to include in such Annual Report the audited financial statements and the report of the registered public accounting firm thereon.

3.	Review and discuss with management and the registered public accounting firm all material correcting adjustments identified by the registered public accounting firm in accordance with GAAP and SEC rules and regulations that are reflected in each Annual and Quarterly Report that contains financial statements, and that are required to be prepared in accordance with (or reconciled to) GAAP under Section 13(a) of the Exchange Act and filed with the SEC.

4.	Review and discuss with management and the registered public accounting firm all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that have or are reasonably likely to have a current or future effect on financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, which are required to be disclosed within Management’s Discussion and Analysis of Financial Condition and Results of Operation in the Company’s Annual and Quarterly Reports pursuant to Item 303 of Regulation S-K.

5.	Review and discuss with management and the registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any judgments about the quality, appropriateness and acceptability of the Company’s accounting principles, clarity of financial statement disclosures, significant changes in the Company’s selection or application of accounting principles and any other significant changes to the Company’s accounting principles and financial disclosure practices which are suggested by the registered public accounting firm or management.

6.	Review and discuss with management, the registered public accounting firm, and the Company’s counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including significant changes in accounting standards or rules as promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities with relevant jurisdiction.

7.	The review and discussions contemplated by this Charter and described herein with respect to audits performed by the registered public accounting firm shall include the matters required to be discussed by generally accepted auditing standards then in effect. These matters would include the auditor’s responsibility under generally accepted auditing standards, the Company’s significant accounting policies, management’s judgments and accounting estimates, significant audit adjustments, the auditor’s responsibility for information in documents containing audited financial statements (e.g., the Management’s Discussion and Analysis of Financial Condition), disagreements with management, consultation by management with other accountants, major issues discussed with management prior to retention of the auditor and any difficulties encountered in the course of the audit work.

8.	Receive and review all other information required under the Exchange Act to be provided to the Committee by the registered public accounting firm including, without limitation, reports on (i) all critical accounting policies and practices used by the Company, (ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm, and (iii) all other material written communications between the registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.

9.	Prepare the Audit Committee report required by the SEC to be included in the Company’s Proxy Statement and any other Committee reports required by applicable laws, rules and regulations.

D.	Internal Audit Function, Disclosure Controls and Internal Controls

With respect to the Company’s internal audit function, disclosure controls and procedures and internal control over financial reporting, the Committee shall:

1.	In consultation with management, the Company’s internal audit department, if any, and the registered public accounting firm, review the adequacy of the Company’s internal control over financial reporting.

2.	Review management’s report on internal control over financial reporting required to be included in the Company’s Annual Report (when such report is required).

3.	Review the registered public accounting firm’s report included in the Company’s Annual Report evaluating the Company’s internal control over financial reporting.

4.	Review any disclosures made by the Company’s Chief Executive Officer and Chief Financial Officer to the Committee (as a result of their evaluation as of the end of each fiscal quarter of the Company’s effectiveness of its disclosure controls and procedures and its internal control and procedures for financial reporting) or the Company’s internal audit department related to (i) any significant deficiencies in the design or operation of the Company’s disclosure controls and procedures or its internal control over financial reporting and any material weaknesses in the Company’s internal control over financial reporting, and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls and procedures for financial reporting.

5.	Review the responsibilities, resources, functions, and performance of the Company’s internal audit department, which shall be managed by an Internal Auditor who shall report directly to the Committee with respect to matters regarding the Company’s financial reporting, audit matters, or internal control over financial reporting. The Internal Auditor shall otherwise report for administrative purposes to the Chief Financial Officer.

6.	Have the authority to direct the internal audit department to perform special tasks, projects and investigations as the Committee may from time to time in its discretion deem necessary and appropriate to fulfill its obligations hereunder.

7.	Have the authority to meet with the Company’s internal audit department, the Company’s registered public accounting firm and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

8.	Review and discuss the Company’s (i) annual internal audit plan, (ii) periodic reports, and (iii) disclosures made by the Company’s internal audit department.

9.	Establish and oversee the implementation of the Company’s procedures regarding (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters (the “Accounting Complaint Procedures”). The Committee will oversee the resolution of any complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.

10.	Have the sole authority to amend the Accounting Complaint Procedures at any time and from time to time as the Committee may deem necessary or appropriate; provided that any amendment to the Accounting Complaint Procedures must be approved by the Committee and, upon adoption thereof, promptly communicated to the Board, the Company’s employees, and the public, in each case in accordance with applicable laws, rules and regulations.

E.	Other Matters

The Committee shall also have responsibility to:

1.	Review and discuss with management all earnings press releases and related financial disclosures, including any earnings or other guidance the Company may provide.

2.	Review all related-party transactions that require approval according to the Company’s Related Party Transactions Policy, unless otherwise delegated to another committee of the Board consisting solely of independent directors, in accordance with Nasdaq (or other applicable stock exchange) listing standards, and either approve or disapprove of the Company’s entry into such transactions.

3.	If required by applicable law, rules or regulations, review and approve (i) the adoption of and any change or waiver in the Company’s code of business conduct and ethics for directors, senior financial officers (including the principal executive officer, the principal financial officer, principal accounting officer, controlled, or persons performing similar functions) or employees, and (ii) any disclosure made in the manner permitted by SEC rules which is required to be made regarding such change or waiver, unless these duties are otherwise delegated to another committee of the Board consisting solely of independent directors.

4.	Review and discuss with management, internal audit and the registered public accounting firm the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies).

5.	Review and discuss with management reports on the security of and risks related to the Company’s information technology systems and procedures and report to the Board any material risks or concerns identified; provided, however, that the Board shall retain overall responsibility for cybersecurity matters.

6.	Review with management periodically, but at least annually, the sufficiency of the Company’s financial and accounting personnel.

7.	Review and reassess the adequacy of this Charter annually and recommend to the Board any changes or amendments the Committee deems necessary or appropriate.

8.	Evaluate the Committee’s performance on an annual basis and establish criteria for such evaluation.

9.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding potential violations of applicable laws, rules and regulations, the Company’s Code of Business Conduct, or other policies or procedures of the Company, and (ii) the confidential and anonymous submission by employees of the Company and third-parties of concerns regarding compliance with the above. For the avoidance of doubt, the responsibilities of the Committee set forth in this paragraph are in addition to, and not in lieu of, the Committee’s responsibilities with respect to the establishment and oversight of the Company’s Accounting Complaint Procedures as described herein.

10.	Meet periodically and separately with the Chief Legal Officer (as one may be appointed from time to time) and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

11.	The Committee shall periodically review with management, including the Chief Legal Officer, and the Company’s registered public accounting firm, any correspondence with, or other action by, regulators or governmental agencies, and any employee complaints or published reports, which raise concerns regarding the Company’s financial statements, accounting or auditing matters, or compliance with the Company’s Code of Business Conduct.

12.	Review annually a summary of compliance with the Company’s Code of Business Conduct.

13.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

V.	REPORTING

The Chairperson shall report on the Committee’s activities at Board meetings and periodically update the Board on material developments in the areas for which the Committee is responsible.

VI.	POSTING REQUIREMENT

The Company will make this Charter available on or through the Company’s website as required by applicable rules and regulations. In addition, the Company will disclose in its Proxy Statement or Annual Report, as applicable, that a copy of this Charter is available on the Company’s website and provide the website address.